Exhibit 21

                         Subsidiaries of the Registrant



Name                                                    Jurisdiction
----                                                    ------------

Interferon Sciences Development Corporation             Delaware

Amphioxus Cell Technologies, Inc.                       Delaware

Stem Cell Innovations, BV                               Netherlands

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